May 16, 1997



Sysco Corporation:


We are aware that Sysco Corporation has incorporated by reference in its Form S-8 Registration Statement covering the 1974 Employees' Stock Purchase Plan, its Forms 10-Q for the quarters ended September 28, 1996, December 28, 1996 and March 29, 1997, which include our reports dated November 6, 1996, February 5, 1997 and April 18, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the mean of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP